Offer to Purchase for Cash

by

BRINKER INTERNATIONAL, INC.

of

Up to 11,250,000 Shares of its Common Stock

at a Purchase Price Not Greater Than $40.00 nor Less Than $35.25 Per Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
OCTOBER 11, 2006, UNLESS THE TENDER OFFER IS FURTHER EXTENDED.

September 27, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

On August 29, 2006, Brinker International, Inc., a Delaware corporation (the “Company”), distributed documentation relating to the Company’s offer to purchase for cash up to 11,688,311 shares of its common stock, $0.10 par value per share (the “Common Stock”), at a price not greater than $38.50 nor less than $35.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated August 29, 2006 (the “Original Offer to Purchase”), and the related Letter of Transmittal.  The tender offer was originally scheduled to expire at 12:00 midnight, Eastern Time, on September 26, 2006.

The Company has extended the expiration time of the tender offer to 12:00 midnight, Eastern Time, on Wednesday, October 11, 2006.  The Company has also increased the price per share at which shareholders may tender their shares to a price not greater than $40.00 nor less than $35.25 per share, and decreased the maximum number of shares that it is offering to purchase to up to 11,250,000 shares of Common Stock.

The Original Offer to Purchase has been amended and supplemented by the enclosed Supplement to the Offer to Purchase, dated September 27, 2006 (the “Supplement”, and together with the Original Offer to Purchase, the “Offer to Purchase”), and the related amended Letter of Transmittal (the “Amended Letter of Transmittal”).  The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the “Tender Offer”.

SHAREHOLDERS WHO HAVE PREVIOUSLY TENDERED SHARES PURSUANT TO THE ORIGINAL OFFER TO PURCHASE AND WHO CHECKED THE BOX ENTITLED “SHARES TENDERED AT PRICE DETERMINED IN THE TENDER OFFER” ON THE INSTRUCTION FORM PREVIOUSLY PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES, AND WHO DO NOT WISH TO CHANGE THAT DIRECTION, DO NOT NEED TO COMPLETE A NEW INSTRUCTION FORM.

ALL OTHER PREVIOUS TENDERS OF SHARES BY SHAREHOLDERS PURSUANT TO THE INSTRUCTION FORM PREVIOUSLY PROVIDED TO THEM BY BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES ARE INVALID.  IN ORDER FOR THOSE SHAREHOLDERS TO PROPERLY TENDER THEIR SHARES, THEY MUST PROVIDE YOU WITH NEW INSTRUCTIONS BY COMPLETING A NEW INSTRUCTION FORM AND DELIVERING IT TO YOU AS SET FORTH IN THE ATTACHED INSTRUCTION FORM BEFORE THE EXPIRATION TIME OF THE TENDER OFFER. IF SUCH SHAREHOLDERS DO NOT COMPLETE THE NEW INSTRUCTION FORM AND DELIVER IT TO YOU IN AMPLE TIME TO PERMIT YOU TO SUBMIT THE TENDER OF SHARES BEFORE THE EXPIRATION TIME, SUCH SHAREHOLDERS WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE TENDER OFFER.

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee:

1.     Supplement to the Offer to Purchase, dated September 27, 2006;

2.     Amended Letter of Transmittal, for your use in accepting the Tender Offer and tendering shares of and for the information of your clients;

3.     Amended Notice of Guaranteed Delivery, to be used to accept the Tender Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed before the Expiration Time;

4.     Letter to Clients, for you to send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Tender Offer; and

5.     Return envelope addressed to Mellon Investor Services LLC, as the Depositary.

Certain conditions to the Tender Offer are described in Section 7 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Tender Offer, proration period, and withdrawal rights will expire at 12:00 midnight, Eastern Time, on October 11, 2006, unless the Tender Offer is further extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Tender Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Tender Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Tender Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Tender Offer, except as otherwise provided in the Offer to Purchase.

Questions may be directed to Goldman, Sachs & Co. or Banc of America Securities LLC, the Dealer Managers for the Tender Offer, at their respective addresses and telephone numbers listed on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Dealer Managers, the Information Agent, or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Tender Offer other than the enclosed documents and the statements contained therein.